As filed with the Securities and Exchange Commission on July 19, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

_________________

PENTAIR, INC.

Minnesota	41-0907434
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

5500 Wayzata Boulevard, Suite 800	55416
Golden Valley, Minnesota	(Zip Code)
(Address of Principal Executive Offices)

_________________

Employee Stock Ownership Plan of the Pentair, Inc. Retirement Savings and Stock Incentive Plan
(Full title of the plan)

_________________

Louis L. Ainsworth, Esq.	With a copy to:
Senior Vice President and General Counsel	Jennie A. Clarke, Esq.
Pentair, Inc.	Henson & Efron, P.A.
5500 Wayzata Boulevard, Suite 800	220 Sixth Avenue South, Suite 1800
Golden Valley, Minnesota 55416	Minneapolis, Minnesota 55402
(763) 545-1730	(612) 339-2500
(Name, address and telephone number, including area code, of agent for service)

_________________

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this Registration Statement

_________________

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum Offering	Proposed Maximum Aggregate	Amount of
to be Registered	Registered(1)(2)	Price per Share(3)	Offering Price(3)	Registration Fee

Common Stock, par value
$.16 2/3 per share(4)	4,500,000 shares	$43.80	$197,100,000	$23,198.67

(1)	Plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect of stock splits, stock dividends and similar transactions.
(2)	Includes 3,858,758 shares already held in the ESOP and 641,242 shares that may be acquired by the ESOP in the future.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 using the average high and low sales prices reported on the New York Stock Exchange Composite Tape for July 13, 2005.
(4)	Each share of common stock has one preferred share purchase right attached to it under the Rights Agreement, dated as of December 10, 2004 between Pentair, Inc. and Wells Fargo Bank, N.A.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        This registration statement is being filed to register 641,242 shares of common stock of Pentair, Inc. in connection with shares to be acquired by the Employee Stock Ownership Plan of the Pentair, Inc. Retirement Savings and Stock Incentive Plan (the “ESOP”) through future contributions to the ESOP by Pentair on behalf of the participants therein. The documents constituting the prospectus under Part I of this registration statement for the ESOP are not set forth herein but will be sent or given to the participants in the ESOP as specified by Rule 428(b) under the Securities Act of 1933 as amended. Such prospectus has been omitted from this registration statement.

        This registration statement is also being filed to register for resale 3,858,758 shares of common stock held in the ESOP as of the date hereof and includes a reoffer prospectus to be used by the selling shareholders of such shares.

REOFFER PROSPECTUS

Up to 3,858,758 Shares of Common Stock

        This prospectus relates to shares of our common stock, par value $.16 2/3 per share, which may be offered and sold from time to time by Fidelity Management Trust Company, acting as trustee of the assets of the Employee Stock Ownership Plan of the Pentair, Inc. Retirement Savings and Stock Incentive Plan (the “ESOP”) or such other selling shareholders as may be added through subsequent amendments of the registration statement on Form S-8 to which this prospectus relates (the “Selling Shareholder”). The Selling Shareholder historically has purchased the shares held in the ESOP on the open market using contributions made by Pentair, Inc. (“Pentair”) for the benefit of our employees who participate in the ESOP. Our common stock is listed on the New York Stock Exchange under the trading symbol “PNR.”  The last reported sale price of our common stock on the New York Stock Exchange on July 13, 2005, was $43.57 per share.

See “Risk Factors” beginning on Page 3 for information that should be considered by prospective investors.

        Pentair will not receive any of the proceeds from sales of the shares by the Selling Shareholder. The shares may be offered from time to time by the Selling Shareholder through ordinary brokerage transactions, at market prices prevailing at the time of sale. See “Plan of Distribution.” All costs, expenses and fees in connection with the registration of the shares will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the Selling Shareholder (which may be deducted from the account of the participant on whose behalf the transaction was completed in accordance with the terms of the ESOP).

        The Selling Shareholder and any broker executing sell orders on behalf of the Selling Shareholder may be deemed to be an “underwriter” as defined in the Securities Act of 1933, as amended (the “Securities Act”). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the shares as principals, any profits received by such broker-dealers on the resale of the shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Shareholder may be deemed to be underwriting commissions.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus.
Any representation to the contrary is a criminal offense.

The date of this prospectus is July 18, 2005

        No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offer described in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or any of the Selling Shareholders. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

THE COMPANY

        Pentair was incorporated in Minnesota in August 1966, and its executive offices are located at 5500 Wayzata Boulevard, Suite 800, Golden Valley, Minnesota 55416. Our common stock is listed on the NYSE under the symbol “PNR.” Pentair is a focused diversified industrial manufacturing company comprised of two operating segments: Water and Enclosures.

        Our Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. The Water Group offers a broad array of products and systems to multiple markets and customers. We have identified a target water industry totaling $50 billion, with a primary focus on three markets: Pump (approximately 40% of sales), Pool & Spa (approximately 30% of sales) and Filtration (approximately 30% of sales).

        Our Enclosures Group is a global leader that designs, manufactures, and markets standard, modified and custom enclosures that protect sensitive controls and components and accessories. The Enclosures Group focuses its business portfolio on four primary industries: Commercial & Industrial (35% of segment), Telecom and Datacom (35% of segment), Electronics (25% of segment), and Networking (5% of segment). The segment goes to market under four primary trade marks: Hoffman®, Schroff®, Pentair Electronic Packaging™, and Taunus™. Products and related accessories include metallic and composite enclosures, cabinets, cases, subracks, backplanes, and associated thermal management systems. Applications served include industrial machinery, data communications, networking, telecommunications, test and measurement, automotive, medical, security, defense, and general electronics.

FORWARD-LOOKING STATEMENTS

        This prospectus contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or the negative thereof or similar words. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all of our forward-looking statements in this report and in any public statements we make could be materially different from actual results. They can be affected by assumptions we might make or by known or unknown risks or uncertainties. Consequently, we cannot guarantee any forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements. Investors should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties.

The following factors may impact the achievement of forward-looking statements:

•	changes in industry conditions, such as:
•	the strength of product demand;
•	the intensity of competition, including foreign competitors;
•	pricing pressures;
•	market acceptance of new product introductions;
•	the introduction of new products by competitors;
•	our ability to maintain and expand relationships with large customers;
•	our ability to source raw material commodities from our suppliers without interruption and at reasonable prices;
•	our ability to source components from third parties, in particular foreign manufacturers, without interruption and at reasonable prices; and
•	the financial condition of our customers.
•	our ability to integrate WICOR, Inc. (“WICOR”) successfully and to fully realize synergies on our anticipated timetable;
•	changes in our business strategies;
•	governmental and regulatory policies;
•	general economic and political conditions, such as political instability, the rate of economic growth in our principal geographic or product markets, or fluctuations in exchange rates;
•	changes in operating factors, such as continued improvement in manufacturing activities and the achievement of related efficiencies, cost reductions, and inventory risks due to shifts in market demand and costs associated with moving production overseas;
•	unanticipated developments that could occur with respect to contingencies such as litigation, intellectual property matters, product liability exposures, and environmental matters;
•	our ability to continue to successfully generate savings from lean enterprise initiatives, which we call Pentair Integrated Management System (“PIMS”) and supply management practices;
•	our ability to successfully identify, complete, and integrate future acquisitions;
•	our ability to accurately evaluate the effects of contingent liabilities such as taxes, product liability, environmental, and other claims;
•	our ability to access capital markets and obtain anticipated financing under favorable terms.

        The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this report.

RISK FACTORS

        You should carefully consider the following risk factors and warnings before making an investment decision. If any of the risks described below actually occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In that case, the price of our securities could decline and you could lose all or part of your investment. You should also refer to the other information set forth or incorporated by reference in this prospectus, as well as our audited consolidated financial statements and notes thereto and our unaudited interim consolidated financial statements and notes thereto, which have been incorporated in this prospectus by reference.

Demand for products can be adversely affected by economic conditions.

        Demand for our products is influenced by economic conditions affecting industrial, commercial and residential end markets, including but not limited to capital expenditures and construction and renovation activity. The level of new construction and repair and remodeling activity is affected by a number of factors beyond our control, such as the overall strength of the economy (including confidence in the economy by our customers), the strength of industrial end markets, the strength of residential and commercial real estate markets, unemployment rates, availability of business and consumer financing and interest rates. Any declines in these activities may adversely impact us, and there can be no assurance that any such adverse effects would not be material and would not continue for an indefinite period of time. Further, while we attempt to minimize our exposure to economic or market fluctuations by serving a balanced mix of customers, end markets and geographic regions, we cannot assure you that a significant or sustained downturn in any specific end market or geographic region would not have a material adverse effect on us.

Seasonality and weather conditions may adversely affect our sales and financial results.

        We experience seasonal demand for a number of products in those regions served by our Pool & Spa and Pump businesses within our Water segment. End-user demand for pool/spa equipment follows warm weather trends and is at seasonal highs from March to July. The magnitude of the sales spike is somewhat mitigated through effective use of the distribution channel by employing some advance sales programs (generally including extended payment terms). Demand for residential water systems is also affected by weather patterns, particularly droughts and heavy precipitation. We cannot assure you that these and other factors will not have a material adverse effect on our sales and results of operations.

Our businesses operate in highly competitive markets, so we may be forced to cut prices or to incur additional costs to maintain desired sales levels.

        Our businesses generally face substantial competition in each of their respective markets. Competition may force us to cut prices or to incur additional costs to remain competitive. We compete on the basis of product design, quality, availability, performance, customer service and price. Present or future competitors may have greater financial, technical or other resources which could put us at a disadvantage in the affected business or businesses. We cannot assure you that these and other factors will not have a material adverse effect on our results of operations.

Material cost inflation could adversely affect our results of operations.

        We experience material cost inflation in a number of our businesses. We are striving for greater productivity improvements and implementing selective increases in selling prices to mitigate cost increases in base materials such as steel, resins, ocean freight and fuel, health care and insurance. We cannot assure you, however, that the supply management and PIMS initiatives actions we undertake to increase our productivity will lower costs or increase productivity. Continued cost inflation or failure of these initiatives to generate cost savings or improve productivity may hurt our results of operations.

Our inability to sustain consistent internal growth could adversely affect our financial performance.

        In 2004, we achieved approximately 14 percent organic sales growth, which we define as net sales excluding the effects of both acquisitions and foreign currency translation. Our internal growth was generated in part from expanding international sales, entering new distribution channels and introducing new products. To grow more rapidly than our markets, we will have to continue to expand our geographic reach, increase our market shares, further diversify our distribution channels and continue to introduce new products. We may not be able to successfully meet those challenges, which could adversely affect our ability to sustain consistent internal growth. If we are unable to sustain consistent internal growth, we will be less likely to meet our stated revenue growth targets, which could adversely affect our net income growth, and, in turn, the market price of our stock.

Our inability to complete or successfully complete and integrate acquisitions could adversely affect our financial performance.

        A significant percentage of our net sales growth in 2004 and 2003 was generated as a result of acquisitions completed during those periods, primarily including our acquisitions of WICOR, Inc. and Everpure, Inc. We may not be able to sustain this level of growth from acquisition activity in the future. Our ability to expand through acquisitions is subject to various risks, including the following:

•	increased competition for acquisitions, especially in the water industry;

•	higher acquisition prices;

•	lack of suitable acquisition candidates in targeted product or market areas;

•	diversion of management time and attention to acquisitions and acquired businesses;

•	inability to integrate acquired businesses effectively or profitably; and

•	inability to achieve anticipated synergies or other benefits from acquisitions.

Acquisitions could have a material adverse effect on our operating results, particularly in the fiscal quarters immediately following the acquisitions, while we integrate operations of the acquired businesses into our own operations. Once integrated, acquired operations may not achieve the levels of profitability originally anticipated.

We are exposed to political, economic and other risks that arise from operating a multinational business.

        We have significant operations and approximately 18% of our sales generated outside the U.S. and our stated growth target is to increase the proportion of international sales over the next few years to 40% of total sales. This growth would further increase our international presence. In addition, many of our domestic businesses obtain raw materials and finished goods from our international operations and from foreign suppliers. Accordingly, our business is subject to the political, economic and other risks that are inherent in operating in numerous countries. These risks include:

•	changes in general economic and political conditions in countries where we operate, particularly in emerging markets;

•	tax rates in certain foreign countries that exceed those in the U.S. and the imposition ofwithholding requirements on foreign earnings;

•	the imposition of tariffs, exchange controls or other restrictions;

•	trade protection measures and import or export licensing requirements;

•	the difficulty of enforcing agreements and collecting receivables through foreign legal systems;

•	difficulty in staffing and managing widespread operations and the application of foreign labor regulations;

•	the difficulty of protecting intellectual property in foreign countries; and

•	required compliance with a variety of foreign laws and regulations.

Our business success depends in part on our ability to anticipate and manage effectively these and other global risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or on our business as a whole.

Our international operations are subject to foreign market and currency fluctuation risks.

        Sales outside of North America accounted for approximately 18% of our net sales in 2004, and this percentage is expected to increase in the future. Over the past few years, the economies of the foreign countries in which we do business have had different growth rates than that of the U.S. economy. We cannot predict how changing international market conditions will impact our financial results.

        We are also exposed to the risk of fluctuation of foreign currency exchange rates which may affect our financial results. As of December 31, 2004, we held immaterial positions in foreign exchange-forward contracts.

Our results of operations may be negatively impacted by product liability lawsuits.

        Our business exposes us to potential product liability risks that are inherent in the design, manufacture, and sale of our products to consumers and other end-users. While we currently maintain what we believe to be suitable product liability insurance, we cannot assure you that we will be able to maintain this insurance on acceptable terms or that this insurance will provide adequate protection against potential liabilities. In addition, we self-insure a portion of product liability claims. A series of successful claims against us could materially and adversely affect our reputation and our financial condition, results of operations, and cash flows.

We are exposed to potential environmental liabilities and litigation.

        Compliance with environmental regulations could require us to discharge environmental liabilities, increase the cost of manufacturing our products or otherwise adversely affect our business, financial condition and results of operations. We are subject to federal, state, local and foreign laws and regulations governing public and worker health and safety and the indoor and outdoor environment. Any violations of these laws by us could cause us to incur unanticipated liabilities that could harm our operating results and cause our business to suffer. We are also required to comply with various environmental laws and maintain permits, some of which are subject to discretionary renewal from time to time, for many of our businesses, and we could suffer if we are unable to renew existing permits or to obtain any additional permits that we may require.

        We have been named as defendants, targets, or potentially responsible parties (PRPs) in a number of environmental cleanups relating to our current or former business units. We have disposed of a number of businesses over the past ten years and in certain cases, we have retained responsibility and potential liability for certain environmental obligations. We have received claims for indemnification from some of these purchasers. In addition, there are pending environmental issues at a limited number of sites, including one discontinued facility acquired in the acquisition of Essef Corporation in 1999. We may be named as a PRP at other sites in the future, for existing business units, as well as both divested and newly acquired businesses.

        As of December 31, 2004 and 2003, our reserves for such environmental liabilities were approximately $9.4 million and $10.8 million, respectively, measured on an undiscounted basis. We cannot ensure that environmental requirements will not change or become more stringent over time or that our eventual environmental cleanup costs and liabilities will not exceed the amount of our current reserves.

The availability and cost of capital could have a negative impact on our continued growth.

        Our plans to continue our growth in our chosen markets may require additional capital for future acquisitions, capital expenditures for existing businesses, growth of working capital, and continued international and regional expansion. In the past we have financed our growth primarily through cash flow from operations and debt financings. Significant future acquisitions or growth initiatives would require us to expand our debt financing resources or to issue equity securities. Our financial results will be adversely affected if interest costs under our debt financings are higher than the income generated by these acquisitions or other internal growth. In addition, future acquisitions could be dilutive to your equity investment if we issue additional stock to fund acquisitions. Furthermore, we cannot assure you that we will be able to sell equity or to obtain future debt financing at favorable terms. Without sufficient financing, we will not be able to pursue our growth strategy, which will limit our growth and revenues in the future.

We may be required to make payments in respect of businesses that we have sold.

        We have sold a number of businesses over the last several years. We have typically agreed to indemnify the buyers with respect to certain matters relating to the businesses we have sold, and we may from time to time be required to make payments to the buyers under those indemnities. To the extent we are required to make any similar payments in the future, those payments could be substantial, which could require us to borrow additional amounts at unfavorable borrowing terms and cause a significant decrease in our liquidity, both of which could severely harm our business.

Intellectual property challenges may hinder product development and marketing.

        Patents, non-compete agreements, proprietary technologies, customer relationships, trademarks, trade names, and brand names are important to our business. However, we do not regard our business as being materially dependent upon any single patent, non-compete agreement, proprietary technology, customer relationship, trademark, trade name, or brand name. Intellectual property protection, however, may not preclude competitors from developing products similar to ours or from challenging our names or products. Over the past few years, we have noticed an increasing tendency for participants in our markets to use conflicts over and challenges to intellectual property as means to compete. Patent and trademark challenges increase our costs to develop, engineer and market our products.

Provisions of our Restated Articles of Incorporation, Bylaws and Minnesota law could deter takeover attempts.

        Anti-takeover provisions in our charter documents, under Minnesota law, and in our shareholder rights plan could prevent or delay transactions that our shareholders may favor.

        Our Restated Articles of Incorporation and Bylaws include provisions relating to the election, appointment and removal of directors, as well as shareholder notice and shareholder voting requirements which could delay, prevent or make more difficult a merger, tender offer, proxy contest or other change of control. In addition, our preferred share purchase rights could cause substantial dilution to a person or group that attempts to acquire us. Also, the Minnesota Business Corporations Act contains control share acquisition and business combination provisions which could delay, prevent or make more difficult a merger, tender offer, proxy contest or other change of control. These provisions may deter some acquirers from making takeover proposals or tender offers, or may result in lower offer prices than might be obtained without such provisions.

SELLING SHAREHOLDER

        The table below reflects the number of shares of common stock owned by the Selling Shareholder as Trustee of the assets of the ESOP as of May 4, 2005 and the number of shares of common stock the Selling Shareholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Shareholder has a present intention to do so.

Selling Shareholder	Shares Owned Before Resale(1)	Percent (Before Resale)(1)	Shares covered by this prospectus	Shares Owned After Resale
Fidelity Management Trust Company,	3,858,758	3.8	3,858,758	0
as Trustee of the Pentair, Inc.
Employee Stock Ownership Plan

(1)    Reflects only the number of shares held in the ESOP as of May 4, 2005. A Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 reported that as of December 31, 2004, FMR Corp. and related persons, including Edward C. Johnson III, Abigail P. Johnson and its wholly-owned subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company, collectively had sole voting power over 1,541,218 shares and sole dispositive power over 5,371,558 shares.

        The ESOP participants have the right to direct the Trustee to vote the shares allocated to their accounts. The Trustee, except as otherwise required by law, votes the shares for which it has received no direction from participants, in the same proportion on each issue as it votes those shares for which it has received voting directions from participants.

        We will supplement this prospectus from time to time as required by the rules of the Commission among other things to include certain information concerning the security ownership of the Selling Shareholder or any new Selling Shareholder or the number of shares offered for resale.

USE OF PROCEEDS

        Pentair will not receive any of the proceeds from the sale by a Selling Shareholder of the common stock covered by this prospectus.

PLAN OF DISTRIBUTION

        Shares covered by this prospectus will be sold by the Selling Shareholder. The Selling Shareholder generally will make such sales at the direction of a participant in the ESOP. This prospectus has been prepared for the purpose of registering the shares held in the ESOP under the Securities Act to facilitate future sales by the Selling Shareholder to the public.

        The Selling Shareholder may sell shares pursuant to this prospectus from time to time except as may otherwise be limited by applicable law:

•	in transactions (which may include one or more block transactions), including ordinary brokerage transactions on the NYSE;

•	through put or call options transactions;

•	purchases by a broker-dealer as principal and resale by a broker-dealer for its own account;

•	through short sales of shares;

•	in a combination of such transactions; or

•	any other lawful method.

The Selling Shareholder may also sell shares in compliance with Rule 144 under the Securities Act or another exemption, if available, rather than under this prospectus.

        Each sale may be made at the market price prevailing at the time of sale. Sales may be made through brokers or to dealers, and such brokers or dealers may receive compensation in the form of commissions or discounts not exceeding those customary in similar transactions.

        The Selling Shareholder and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a Selling Shareholder may be deemed to be underwriters within the meaning of the Securities Act, in which event any profit on the sale of shares by a Selling Shareholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer.

EXPERTS

        The Company’s consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The reports, proxy statements and other information filed by us with the Commission can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material also may be obtained by mail from the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Additionally, the Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

        You can access our website at http://www.pentair.com; provided, however, none of the information on the website constitutes a part of this prospectus and is not incorporated herein.

        This prospectus constitutes part of a registration statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “registration statement”) by us with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information about us and our common stock, reference is hereby made to the registration statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the registration statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained upon payment of a prescribed fee.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents or information filed with the SEC:

1.	Pentair’s Annual Report on Form 10-K for the year ended December 31, 2004;
2.	all other reports we have filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2004;
3.	our definitive proxy statement, dated March 21, 2005, for the annual meeting of shareholders held April 29, 2005;
4.	the description of the shares of Pentair, Inc. common stock contained in the Form 8 dated August 10, 1990, constituting Amendment No. 2 to the Registration Statement on Form 10 dated April 29, 1970 registering such shares under the Exchange Act (Commission File No. 0-4689), including any amendment or report updating such description;
5.	the description of the preferred share purchase rights of Pentair, Inc. contained in the Form 8-A dated December 13, 2004, registering such preferred share purchase rights under the Exchange Act, including any amendment or report updating such description; and
6.	all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all securities offered under this prospectus have been either sold or deregistered.

        You may request a copy of these filings at no cost by writing to us at: 5500 Wayzata Boulevard, Suite 800, Golden Valley, Minnesota 55416, Attention: Secretary. We will not provide copies of exhibits to these filings unless the exhibits are specifically incorporated by reference into the body of the filing.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation must indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined in the statute) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights. The Company’s Restated Articles of Incorporation also require the Company to provide indemnification to the fullest extent of the Minnesota indemnification statute.

        The Company maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of the Company.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents that we have filed or will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are incorporated in this Registration Statement by this reference:

(a)	Pentair’s Annual Report on Form 10-K for the year ended December 31, 2004;
(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2004;
(c)	definitive proxy statement, dated March 21, 2005, for the annual meeting of shareholders held April 29, 2005;
(d)	the description of the shares of Pentair, Inc. common stock contained in the Form 8 dated August 10, 1990, constituting Amendment No. 2 to the Registration Statement on Form 10 dated April 29, 1970 registering such shares under the Exchange Act (Commission File No. 0-4689), including any amendment or report updating such description;
(e)	the description of the preferred share purchase rights of Pentair, Inc. contained in the Form 8-A dated December 13, 2004, registering such preferred share purchase rights under the Exchange Act, including any amendment or report updating such description; and
(f)	all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all securities offered under this prospectus have been either sold or deregistered.

Item 6.    Indemnification of Directors and Officers.

        Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation must indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined in the statute) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights. The Company’s Restated Articles of Incorporation also require the Company to provide indemnification to the fullest extent of the Minnesota indemnification statute.

        The Company maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of the Company.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.    Exhibits.

Exhibit Number	Description

(4.1)*	Second Restated Articles of Incorporation as amended through May 1, 2002 (Incorporated by reference to Exhibit 3.1 contained in Pentair’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2002).

(4.2)*	Third Amended and Superseding By-Laws as amended effective through May 1, 2002 (Incorporated by reference to Exhibit 3.2 contained in Pentair’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2002).

(4.3)*	Statement of Resolution of the Board of Directors Establishing the Series and Fixing the Relative Rights and Preferences of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 3.1 contained in Pentair’s Current Report on Form 8-K dated December 10, 2004).

(4.4)*	Rights Agreement dated as of December 10, 2004 between Pentair, Inc. and Wells Fargo Bank, N.A. (Incorporated by reference to Exhibit 4.1 contained in Pentair's Registration Statement on Form 8-A, dated as of December 31, 2004).

(4.5)*	Form of Indenture, dated June 1, 1999, between Pentair, Inc. and U.S. Bank National Association, as Trustee. (Incorporated by reference to Exhibit 4.2 to Pentair's Annual Report on Form 10-K for the year ended December 31, 2000).

(4.6)*	Note Purchase Agreement dated as of July 25, 2003 for $50,000,000 4.93% Senior Notes, Series A, due July 25, 2013, $100,000,000 Floating Rate Senior Notes, Series B, due July 25, 2013, and $50,000,000 5.03% Senior Notes, Series C, due October 15, 2013 (Incorporated by reference to Exhibit 10.22 contained in Pentair’s Current Report on Form 8-K dated July 25, 2003).

(4.7)*	Supplemental Indenture between Pentair, Inc. and U.S. Bank National Association, as Trustee, dated as of August 2, 2004 (Incorporated by reference to Exhibit 4.1 contained in Pentair’s Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2004).

(4.8)*	Second Amended and Restated Credit Agreement dated as of March 4, 2005 among Pentair, Inc., various subsidiaries of Pentair, Inc. and various financial institutions therein and Bank of America, N.A., as Administrative Agent and Issuing Bank (Incorporated by reference to Exhibit 99.1 contained in Pentair’s Current Report on Form 8-K dated March 4, 2005).

(10.1)**	Pentair, Inc. Retirement Savings and Stock Incentive Plan, as amended.

(15.1)**	Letter of Deloitte & Touche LLP regarding Unaudited Financial Information.

(23.1)**	Consent of Deloitte & Touche LLP.

(24.1)**	Power of Attorney.

*    Previously filed
**  Filed herewith

Item 9.     Undertakings.   Undertakings required by Item 512 (a), (b) and (h) of Regulation S-K:

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	The By-Laws of the Company and any existing insurance policy provide for the indemnification of members of the Board of Directors and Company officers for certain liabilities and costs incurred by them in connection with performance of their duties, including administration of the Plan.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on July 18, 2005.

PENTAIR, INC.
By	/s/ David D. Harrison

David D. Harrison Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on July 18, 2005 in the capacities indicated.

Signature	Title

/s/ Randall J. Hogan	Chairman and Chief Executive Officer
(principal executive officer)
Randall J. Hogan

/s/ David D. Harrison	Executive Vice President and Chief Financial Officer
(principal financial and accounting officer)
David D. Harrison

* Richard J. Cathcart	Vice Chairman and Director

* Glynis A. Bryan	Director

* Barbara B. Grogan	Director

* Charles A. Haggerty	Director

* David A. Jones	Director

* Augusto Meozzi	Director

* Ronald L. Merriman	Director

* William T. Monahan	Director

* Karen E. Welke	Director

* By	/s/ Louis L. Ainsworth

Louis L. Ainsworth Attorney-in-Fact

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on July 18, 2005.

PENTAIR, INC.
By	/s/ Louis L. Ainsworth

Senior Vice President Plan Administrator

PENTAIR, INC.

EXHIBIT INDEX TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description

10.1	Pentair, Inc. Retirement Savings and Stock Incentive Plan, as amended.

15.1	Letter of Deloitte & Touche LLP regarding Unaudited Financial Information.

23.1	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney.